Exhibit 4.1

GENWORTH HOLDINGS, INC.,

as Issuer

GENWORTH FINANCIAL, INC.,

as Guarantor

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

SUPPLEMENTAL INDENTURE NO. 9

Dated as of April 1, 2013

THIS SUPPLEMENTAL INDENTURE No. 9 (this “Supplemental Indenture No. 9”), dated as of April 1, 2013, is by and among GENWORTH HOLDINGS, INC., a Delaware corporation (formerly known as Genworth Financial, Inc., the “Company”), GENWORTH FINANCIAL, INC., a Delaware corporation (formerly known as Sub XLVI, Inc., the “Guarantor”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to JPMorgan Chase Bank, N.A.), a national banking association, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of June 15, 2004 (the “Base Indenture”) and Supplemental Indenture No. 1 dated as of June 15, 2004 (the “First Supplemental Indenture”), Supplemental Indenture No. 2 dated as of September 19, 2005 (the “Second Supplemental Indenture”), Supplemental Indenture No. 3 dated as of June 12, 2007 (the “Third Supplemental Indenture”), Supplemental Indenture No. 4 dated as of May 22, 2008 (the “Fourth Supplemental Indenture”), Supplemental Indenture No. 5 dated as of December 8, 2009 (the “Fifth Supplemental Indenture”), Supplemental Indenture No. 6 dated as of June 24, 2010 (the “Sixth Supplemental Indenture”), Supplemental Indenture No. 7 dated as of November 22, 2010 (the “Seventh Supplemental Indenture”) and Supplemental Indenture No. 8 dated as of March 25, 2011 (the “Eighth Supplemental Indenture”), each between the Company and the Trustee (the Base Indenture, together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture and this Supplemental Indenture No. 9, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities;

WHEREAS, the Company has issued $600 million aggregate principal amount of 5.750% notes due 2014, $300 million aggregate principal amount of 6.500% notes due 2034, $350 million aggregate principal amount of 4.950% notes due 2015, $600 million aggregate principal amount of 6.515% notes due 2018, $300 million aggregate principal amount of 8.625% notes due 2016, $400 million aggregate principal amount of 7.700% notes due 2020, $400 million aggregate principal amount of 7.20% notes due 2021 and $750 million aggregate principal amount of 7.625% notes due 2021 under the Indenture (collectively and including any additional notes of any such series that may be issued in the future, the “Notes”);

WHEREAS, on the date hereof, the Company implemented a corporate reorganization pursuant to which the Company became a wholly-owned subsidiary of the Guarantor (the “Reorganization”) and the Company’s obligations under the Indenture and the Securities issued thereunder remain in full force and effect as obligations of the Company (immediately after the Reorganization the Company changed its name from Genworth Financial, Inc. to Genworth Holdings, Inc. and the Guarantor changed its name from Sub XLVI, Inc. to Genworth Financial, Inc.);

WHEREAS, Section 10.01(g) of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to add guarantees with respect to the Securities of any series without the consent of the Securityholders;

WHEREAS, the Company and the Guarantor wish to provide for the full and unconditional guarantee of the Company’s payment obligations under the Notes and the Indenture in respect of such Notes on the terms and conditions set forth herein; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture No. 9, and all requirements necessary to make this Supplemental Indenture No. 9 a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture No. 9 has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Relation to Base Indenture. This Supplemental Indenture No. 9 constitutes an integral part of the Base Indenture.

Section 1.02. Definition of Terms. For all purposes of this Supplemental Indenture No. 9:

(a) Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b) a term defined anywhere in this Supplemental Indenture No. 9 has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) the following terms have the meanings given to them in this Section 1.02(e):

The terms “Company,” “Guarantor,” “Trustee,” “Indenture,” “Base Indenture,” and “Notes” shall have the respective meanings set forth in the recitals to this Supplemental Indenture No. 9 and the paragraph preceding such recitals.

ARTICLE 2

GUARANTEE

Section 2.01. Security Guarantee. Subject to the provisions of this Article 2, the Guarantor hereby irrevocably and unconditionally guarantees to the Trustee and the holders of the Notes on an unsecured unsubordinated basis, the full and punctual payment (whether at stated maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under the Indenture in respect of such Notes (including, for the avoidance of doubt, the Company’s compensation, indemnification and reimbursement obligations to the Trustee provided in Section 7.06 of the Base Indenture) (the “Guarantee”). Upon failure by the Company to pay punctually any such amount, the Guarantor shall forthwith pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 2.02. Guarantee Unconditional, Etc. The Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the obligations of the Guarantor hereunder and also waives notice of protest for nonpayment. The Guarantor waives notice of any default under any series of Notes or the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture or any Note;

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

Section 2.03. Discharge; Reinstatement. The Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on each series of Notes and all other amounts payable by the Company under the Indenture in respect of the Notes have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture in respect of the Notes is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 2.04 Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article 2, the Guarantor will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Person who guarantees the Notes, with respect to such payment so long as any amount payable by the Company hereunder or under each series of Notes remains unpaid.

Section 2.05. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Notes or the Indenture is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith on demand by the Trustee or the holders of the Notes.

Section 2.06. Execution and Delivery of a Guarantee. The execution by the Guarantor of this Supplemental Indenture No. 9 evidences the Guarantee of the Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Guarantee set forth in this Supplemental Indenture No. 9 on behalf of the Guarantor.

Section 2.07. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the holders of the Notes in exercising any right, power or privilege under this Article 2 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the holders of the Notes herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 2 at law, in equity, by statute or otherwise.

Section 2.08. Provisions Binding on the Guarantor’s Successors. All the covenants, stipulations, promises and agreements of the Guarantor contained in this Article 2 shall bind its successors and assigns whether so expressed or not.

Section 2.09. Reports by the Guarantor. The Guarantor covenants to file with the Trustee, within 15 days after the Guarantor is required to file the same with the Securities and Exchange Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions) that the Guarantor is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939. Delivery of any such information, documents and reports of the Guarantor to the Trustee is for information purposes only and the Trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely conclusively on an Officers’ Certificate).

ARTICLE 3

MISCELLANEOUS

Section 3.01. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture No. 9, is in all respects ratified and confirmed, and this Supplemental Indenture No. 9 shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 3.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and the Guarantor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture No. 9.

Section 3.03. New York Law To Govern. THIS SUPPLEMENTAL INDENTURE NO. 9 SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

Section 3.04. Separability. In case any one or more of the provisions contained in this Supplemental Indenture No. 9 shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture No. 9, but this Supplemental Indenture No. 9 shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.05. Counterparts. This Supplemental Indenture No. 9 may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.06. Benefits Acknowledged. The Guarantor’s Guarantee is subject to the terms and conditions set forth herein. The Guarantor acknowledges that it will receive direct and indirect benefits from this Supplemental Indenture No. 9 and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 9 to be duly executed, as of the day and year first written above.

GENWORTH HOLDINGS, INC.,

as Issuer

By:	/s/ Leon E. Roday
	Name:	Leon E. Roday
	Title:	Senior Vice President, General Counsel and Secretary

GENWORTH FINANCIAL, INC.,

as Guarantor

By:	/s/ Leon E. Roday
	Name:	Leon E. Roday
	Title:	Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

By:	/s/ Linda Garcia
	Name:	Linda Garcia
	Title:	Vice President